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EXHIBIT 11
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                        SELECTIVE INSURANCE GROUP, INC.
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                STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                ----------------------------------------------

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                                    Quarter ended         Nine months ended
                                    September 30             September 30
($ in thousands,
except per share data)            1996        1995         1996       1995

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Primary earnings per share:

Net income ............... $     12,252      13,674      36,712      38,824
Weighted average number of
  shares of common stock
  outstanding ............   14,610,404  14,315,566  14,534,563  14,259,269

Net income per share of
  common stock ........... $        .84         .96        2.53        2.72

Fully diluted earnings
  per share:

Income applicable to common
  stock on a fully diluted basis:

Net income ............... $     12,252      13,674      36,712      38,824
Interest on convertible
  debentures .............          135         159         453         480
Amortization of other
  debt expenses ..........            2           2           6           6
Tax effect on interest and
  debt expenses ..........          (48)        (57)       (161)       (170)
                             ----------  ----------  ----------  ----------
                           $     12,341      13,778      37,010      39,140
                             ==========  ==========  ==========  ==========

Weighted average number of shares
  outstanding on a fully diluted basis:

Weighted average number of
  common shares outstanding  14,610,404  14,315,566  14,534,563  14,259,269
Additional shares assuming
  conversion of debentures.     489,207     517,345     505,676     518,312
                             ----------  ----------  ----------  ----------
                             15,099,611  14,832,911  15,040,239  14,777,581
                             ==========  ==========  ==========  ==========

Fully diluted income per
  share of common stock   $         .82         .93        2.46        2.65
                             ==========  ==========  ==========  ==========